EXHIBIT 99.1

FASTFUNDS FINANCIAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2005	Sale of certain assets of FFFC	Pro forma
		(A)
ASSETS
Current assets:
Cash and cash equivalents	$8,067,556	$12,580,000	$20,647,556
Accounts receivable, net	323,451		323,451
Prepaid and other assets	313,317	(90,490)	222,827

Total current assets	8,704,324	12,489,510	21,193,834

Notes and interest receivable, including related parties of $263,265	408,265		408,265
Property and equipment, net	1,031,803	(1,031,803)	-
Intangible and other assets, net	2,383,463	(2,075,260)	308,203
Goodwill	5,636,000	(5,636,000)	-

	9,459,531	(8,743,063)	716,468

	$18,163,855	$3,746,447	$21,910,302

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$408,933		$408,933
Accrued expenses	1,968,816	$(70,000)	1,898,816
Convertible and other promissory notes and current portion of long-term
debt	14,277,446	(48,026)	14,229,420

Total current liabilities	16,655,195	(118,026)	16,537,169

Long-term debt, net of current portion	2,417,474	(51,387)	2,366,087

	19,072,669	(169,413)	18,903,256

Stockholders' (deficit) equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock, $.001 par value; 250,000,000 shares authorized;
10,513,672 shares isssued and outstanding	10,514	-	10,514
Additional paid-in capital	14,835,860		14,835,860
Stock subscription receivable	(135,000)		(135,000)
Investment in Equitex, Inc.	(14,905)	-	(14,905)
Notes, advances and interest receivable, related parties	(6,898,375)	-	(6,898,375)
Accumulated deficit	(8,706,908)	3,915,860	(4,791,048)

Total stockholders' (deficit) equity	(908,814)	3,915,860	3,007,046

	$18,163,855	$3,746,447	$21,910,302

FASTFUNDS FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004

	Historical	Sale of certain assets of FFFC	Pro forma
		(B)
Fee revenue	$15,233,735	$(15,233,735)	$-

Location expenses	11,291,510	(11,291,510)	-
Corporate expenses	6,752,919	(6,552,919)	200,000
	18,044,429	(17,844,429)	200,000
Loss from operations	(2,810,694)	2,610,694	(200,000)

Other income (expense):
	(1,910,974)	1,910,974	-
	455,563	(455,563)	-

	(1,455,411)	1,455,411	-

Loss before income taxes	(4,266,105)	4,066,105	(200,000)
Income tax expense	(521,889)	521,889

Net loss	(4,787,994)	4,587,994	(200,000)

Basic and diluted net loss per share	$(0.54)		$(0.02)

Weighted average number of common	8,933,269		8,933,269

FASTFUNDS FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2005

	Historical	Sale of certain assets of FFFC	Pro forma
		(B)
Fee revenue	$13,966,925	$(13,966,925)	$-

Location expenses	10,308,587	(10,308,587)	-
Corporate expenses	4,823,830	(4,673,830)	150,000
	15,132,417	(14,982,417)	150,000
Loss from operations	(1,165,492)	1,015,492	(150,000)

Other income (expense):
Interest expense	(2,973,611)	2,973,611	-
Interest income	293,382	(293,382)	-

	(2,680,229)	2,680,229	-

Loss before income taxes	(3,845,721)	3,695,721	(150,000)
Income tax expense	(24,000)	24,000

Net loss	(3,869,721)	3,719,721	(150,000)

Basic and diluted net loss per share	$(0.37)		$(0.01)

Weighted average number of common
shares outstanding, basic and diluted	10,479,718		10,479,718

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On January 31, 2006, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated as of December 22, 2005, by and among Chex Services, Inc. (“Chex”), FastFunds Financial Corporation (“FastFunds”) and Game Financial Corporation (“Game Financial”), Chex, a wholly owned subsidiary of FastFunds, sold substantially all of its assets to Game Financial (the “Asset Sale”). Such assets also represent substantially all of the operating assets of FastFunds on a consolidated basis. Pursuant to the terms of the Purchase Agreement, Chex sold the assets for $14 million in cash at closing, plus Game Financial assumed certain liabilities of Chex. FastFunds received net proceeds of approximately $12,580,000 after reduction for certain transaction related expenses.

As a result of the above, the accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the Asset Sale as if it had been consummated September 30, 2005. In addition, the accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005, give effect to the Asset Sale as if it had been consummated January 1, 2004 and 2005, respectively.

The unaudited pro forma consolidated financial statements do not purport to be indicative of the financial position or results of operation that would have been actually obtained had the Asset Sale been completed as of assumed dates and for the periods presented. The pro forma adjustments are described in accompanying notes and are based upon available information and certain assumptions that management of the Company believes are reasonable.

FASTFUNDS FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET AND STATEMENTS OF OPERATIONS

A.
This entry is recorded to reflect the sale of certain assets of Chex for $14 million in cash and the assumption of certain liabilities by Game Financial, net of certain transaction related expenses. As a result of this transaction, the unaudited pro forma gain on the sale is approximately $3.9 million. Management anticipates that available net operating losses can be utilized to offset regular income taxes attributable to this gain.

B.
This entry reflects the sale of certain assets of Chex to Game Financial. Accordingly, substantially all revenues and expenses (including interest and other expenses) have been eliminated. The pro forma expenses remaining reflect management’s best estimate of the costs of being a reporting public shell company.